Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

CABELA’S CREDIT CARD MASTER NOTE TRUST

Cabela’s Credit Card Master Note Trust

c/o WFB Funding, LLC

4800 NW 1st Street

Lincoln, Nebraska 68521

Attention: 73001-0150

In connection with the Annual Report on Form 10-K of Cabela’s Credit Card Master Note Trust, as the issuing entity in respect of the notes, for the fiscal year ending December 31, 2017 (the “Report”), the undersigned, a duly authorized officer of Capital One Bank (USA), National Association (“Capital One”), as servicer (the “Servicer”), does hereby certify and represent that:

1.	Capital One is the Servicer under (i) the Third Amended and Restated Pooling and Servicing Agreement dated as of June 14, 2016 and (ii) the Second Amended and Restated Master Indenture dated as of June 14, 2016, each as amended, restated, supplemented or otherwise modified through the date hereof (collectively, the “Agreements”) and performed the duties as Servicer from the effective time of the transfer of servicing responsibilities from World’s Foremost Bank to Capital One on September 25, 2017 through December 31, 2017.

2.	A review of the activities of Capital One, as Servicer, during the period that is the subject of the Report and of its performance under the Agreements has been made under my supervision.

3..	To the best of my knowledge, based on such review, Capital One, as Servicer, has fulfilled all of its obligations under the Agreements in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 30th day of March, 2018.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION,

By:	/s/ Michael Wassmer
Name:	Michael Wassmer
Title:	President